Exhibit 10.20

March 28, 2012

James A. C. McDermott

Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton, California 94588

Dear Jim,

This letter will confirm that, effective upon completion of the initial public offering of Fulcrum BioEnergy, Inc. (the “Company”), you shall be appointed as Executive Chairman of the Company’s Board of Directors (the “Board”). In addition, for your services as Executive Chairman of the Board, you shall receive the following compensation, in lieu of the compensation set forth in the Company’s Director Compensation Policy:

1.	You will be entitled to receive an annual retainer of $250,000, which is equal to 50% of the current base salary of the Company’s chief executive officer, and shall be adjusted proportionately in connection with any adjustments to the base salary of the chief executive officer. The annual retainer will be payable on a semi-monthly basis on the fifteenth day and last day of each month.

2.	You will be entitled to receive an annual cash bonus pursuant to the Company’s Short-Term Incentive Plan, or such similar plan as may be adopted by the Board, on the same terms and conditions as the Company’s chief executive officer.

3.	Subject to Board approval, you will be eligible to receive equity awards pursuant to the Company’s 2012 Omnibus Equity Incentive Plan, or such similar plan as may be adopted by the Board, in an amount equal to 50% of the equity awards granted to the Company’s chief executive officer.

4.	You will be entitled to reimbursement from the Company for your reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business.

Very truly yours,

/s/ Nate Redmond

Nate Redmond Compensation Committee Board of Directors of Fulcrum BioEnergy, Inc.

Acknowledged and agreed:

/s/ James A. C. McDermott

James A. C. McDermott